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                                                                    EXHIBIT 12.1

                              U.S. OFFICE PRODUCTS
         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

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                                                                         YEAR ENDED APRIL 30
                                                        -----------------------------------------------------   PRO FORMA
                                                          1992       1993       1994       1995       1996        1996
                                                        ---------  ---------  ---------  ---------  ---------  -----------

Net Income (loss).....................................      3,256      2,322      4,802      6,145      8,740      32,305
Income Taxes..........................................        661        913      1,195      1,761      4,814      23,704
                                                        ---------  ---------  ---------  ---------  ---------  -----------
Pretax Income.........................................      3,917      3,235      5,997      7,906     13,554      56,009
Fixed Charges.........................................
Interest Expense......................................      1,866      1,571      1,609      2,310      6,476      32,163
Rentals...............................................        389        442        940      1,058      2,720       9,675
                                                        ---------  ---------  ---------  ---------  ---------  -----------
Total Fixed Charges...................................      2,255      2,013      2,549      3,368      9,196      41,838
Earnings Before Income Taxes and Fixed Charges........      6,172      5,248      8,546     11,274     22,750      97,847
                                                        ---------  ---------  ---------  ---------  ---------  -----------
Fixed Charges.........................................      2,255      2,013      2,549      3,368      9,196      41,838
Ratio of Earnings to Fixed Charges....................        2.7        2.6        3.4        3.3        2.5         2.3
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